Exhibit 99.1

NEWS RELEASE

Cabot Oil & Gas Corporation
840 Gessner Rd., Houston, Texas 77024-4152 P. O. Box 4544, Houston, Texas 77210-4544 (281) 589-4600

FOR RELEASE	FOR MORE INFORMATION CONTACT
October 25, 2010	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Announces Third Quarter Results

HOUSTON, October 25, 2010—Cabot Oil & Gas Corporation (NYSE: COG) today announced third quarter net income of $32.3 million, or $0.31 per share, as compared to net income of $42.6 million, or $0.41 per share, in the third quarter of 2009, excluding the selected items in both periods, (which are detailed in the Selected Items Table and include the impact related to the sale of assets, stock compensation, impairments and pension termination related expenses, along with derivatives). The 2010 quarter’s reported net income was $3.9 million, or $0.04 per share, as compared to $38.9 million, or $0.38 per share, for the third quarter of 2009.

Cash flow from operations for the 2010 third quarter totaled $124.2 million, while discretionary cash flow was $133.1 million. Comparatively, 2009 third quarter cash flow from operations was $116.7 million, and discretionary cash flow was $158.9 million.

Driving the results were lower natural gas realized prices offset by higher realized oil prices and higher equivalent production levels creating increased revenue for the quarter. “Our third quarter production level of 36.0 Bcfe established a new high for quarterly reported production and was approximately 41 percent higher than the volumes reported in last year’s third quarter. Pennsylvania remains the focus of our capital program and is the key contributor to this production growth, as we wait for a backlog of Haynesville and Eagle Ford completions for both natural gas and oil,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. In terms of pricing, realized natural gas prices were $5.37 per Mcf in the 2010 third quarter versus $7.40 per Mcf in the 2009 third quarter. The 2009 quarter benefited from a significantly large hedge gain. Realized oil prices for the period increased 12 percent to $98.26 per barrel over last year’s third quarter.

During the third quarter, Cabot finalized its decision to terminate its pension plan and replace this plan with an enhancement to its
401(k) Plan. The effective date of this termination was September 30, 2010; however, the regulatory process to liquidate the plan will take 12-18 months to complete. “We have been evaluating this decision for many years and in light of the regulatory environment, we found a more cost effective way to deliver a similar benefit,” stated Dinges.

In terms of cost comparisons, the absolute levels rose with the largest increases occurring for an impairment and for DD&A; however, per unit levels for the recurring expenses improved significantly in this third quarter compared to last year. The impairment relates to two south Texas legacy fields that have seen limited activity.

1

Year-to-Date

The 2010 nine-month net income figure, after removal of the selected items, was $82.7 million, or $0.80 per share, versus $123.9 million, or $1.20 per share, for the nine-month period ended September 30, 2009. In the nine months ended September 30, 2010, Cabot reported net income of $54.3 million, or $0.52 per share, compared to $112.0 million, or $1.08 per share, for the same period last year. The cash flow comparisons for the nine months ended September 30, 2010 and September 30, 2009, respectively, are cash flow from operations of $367.5 million versus $417.1 million and discretionary cash flow of $374.2 million versus $430.6 million.

“The same dynamic that drove the quarter results apply to the year-to-date periods – increased production and lower natural gas price realizations,” stated Dinges. “Production was up approximately 21.5 percent for the nine-month comparable periods while natural gas prices fell 22 percent and oil prices increased 18 percent.” Per unit expenses, other than DD&A, were down between the year-to-date nine-month comparable periods with overall unit costs declining as well.

As previously announced during the quarter, Cabot increased its credit facility and extended the maturity date, creating additional flexibility and capacity to handle its debt maturity schedule. “We remain committed to our plans for a cash flow neutral program in 2011 while at the same time meeting our 2010 obligations, particularly in east Texas,” added Dinges. “As I have stated before, we do not want to lose the long-term benefit of this large resource potential.” Also of note, in the third quarter is $75 million of private placement notes are now treated as current liabilities with a required payment in July 2011.

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s third quarter financial and operating results discussion with financial analysts on Tuesday, October 26, 2010 at 9:30 a.m. EDT (8:30 a.m. CDT) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687, (U.S./Canada) or (706) 645-9291 (International), pass code 15541524. The replay will be available through Thursday, October 28, 2010. The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

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CABOT OIL & GAS RESULTS — Page 3

OPERATING DATA

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
North	23.7	12.2	55.2	34.8
South	11.1	12.0	34.0	37.2
Canada	—	—	—	1.0

Total	34.8	24.2	89.2	73.0

Crude/Condensate/Ngl
North	25.0	33.0	75.0	92.0
South	170.0	198.0	585.0	526.0
Canada	—	—	—	6.7

Total	195.0	231.0	660.0	624.7

Equivalent Production (Bcfe)	36.0	25.5	93.2	76.7

PRICES
Average Produced Gas Sales Price ($/Mcf)
North	$4.56	$6.28	$4.80	$6.56
South	$7.10	$8.53	$7.29	$8.25
Canada	$—	$—	$—	$3.56
Total (1)	$5.37	$7.40	$5.75	$7.39

Average Crude/Condensate Price ($/Bbl)
North	$67.15	$58.49	$67.47	$48.22
South	$102.43	$92.12	$101.28	$88.75
Canada	$—	$—	$—	$33.97
Total (1)	$98.26	$87.49	$97.43	$82.48

WELLS DRILLED
Gross	38	37	83	119
Net	26	32	67	97
Gross Success Rate	97%	97%	98%	98%

(1)These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Realized Impacts to Gas Pricing	$1.13	$4.25	$1.23	$3.91
Realized Impacts to Oil Pricing	$26.33	$23.40	$23.42	$30.64

CABOT OIL & GAS RESULTS — Page 4

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating Revenues
Natural Gas Production	$187,094	$177,807	$512,936	$538,542
Brokered Natural Gas	11,675	9,032	49,896	54,117
Crude Oil and Condensate	19,234	19,574	60,427	50,026
Other	1,127	608	3,901	3,099

	219,130	207,021	627,160	645,784

Operating Expenses
Brokered Natural Gas Cost	10,281	7,786	43,342	48,219
Direct Operations - Field and Pipeline	26,466	23,012	73,796	71,564
Exploration	9,665	14,395	28,324	31,258
Depreciation, Depletion and Amortization	85,355	62,037	235,579	188,967
Impairment of Oil & Gas Properties	35,789	—	35,789	—
General and Administrative (excluding Stock-Based Compensation)	17,254	9,629	40,244	32,511
Stock-Based Compensation (1)	3,823	5,292	9,431	16,592
Taxes Other Than Income	8,489	10,719	31,135	34,531

	197,122	132,870	497,640	423,642
Gain (Loss) on Sale of Assets (2)	265	572	5,411	(3,283)

Income from Operations	22,273	74,723	134,931	218,859
Interest Expense and Other	16,758	14,857	47,439	44,129

Income Before Income Taxes	5,515	59,866	87,492	174,730
Income Tax Expense	1,617	20,969	33,215	62,751

Net Income	$3,898	$38,897	$54,277	$111,979

Net Earnings Per Share - Basic	$0.04	$0.38	$0.52	$1.08
Weighted Average Common Shares Outstanding	103,955	103,647	103,889	103,603

(1)

Includes the impact of the Company’s performance share awards and restricted stock amortization as well as expense related to stock options and stock appreciation rights. Also includes expense for the Supplemental Employee Incentive Plans which commenced in 2008.

(2)

The gain on sale of assets in 2010 primarily relates to the sale of the Woodford Shale Prospect offset by a charge related to properties sold in the third quarter. The loss on sale in 2009 primarily relates to the sale of our Canadian properties in April 2009, partially offset by a gain on sale of assets from the first quarter 2009 sale of Thornwood properties in the North region. The gain (loss) on sale of assets for the three and nine months ended September 30, 2009 includes a tax benefit associated with foreign tax credits.

CABOT OIL & GAS RESULTS — Page 5

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	September 30, 2010	December 31, 2009
Assets
Current Assets	$220,985	$281,502
Property, Equipment and Other Assets	3,725,725	3,401,899

Total Assets	$3,946,710	$3,683,401

Liabilities and Stockholders’ Equity
Current Liabilities	$304,539	$308,741
Long-Term Debt	1,020,000	805,000
Deferred Income Taxes	676,106	644,801
Other Liabilities	102,727	112,345
Stockholders’ Equity	1,843,338	1,812,514

Total Liabilities and Stockholders’ Equity	$3,946,710	$3,683,401

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Cash Flows From Operating Activities
Net Income	$3,898	$38,897	$54,277	$111,979
Unrealized (Gain) Loss on Derivatives	193	1,233	(162)	418
Impairment of Oil and Gas Properties	35,789	—	35,789	—
Income Charges Not Requiring Cash	90,182	68,418	248,761	208,861
(Gain) Loss on Sale of Assets	(265)	(572)	(5,411)	3,283
Deferred Income Tax Expense	1,374	36,521	30,465	74,773
Changes in Assets and Liabilities	(8,797)	(29,062)	(6,592)	(357)
Stock-Based Compensation Tax Benefit	(108)	(13,085)	(108)	(13,085)
Exploration Expense	1,969	14,395	10,473	31,258

Net Cash Provided by Operations	124,235	116,745	367,492	417,130

Cash Flows From Investing Activities
Capital Expenditures	(203,901)	(116,344)	(658,123)	(426,177)
Proceeds from Sale of Assets	4,291	513	21,033	80,180

Net Cash Used in Investing	(199,610)	(115,831)	(637,090)	(345,997)

Cash Flows From Financing Activities
Net Increase (Decrease) in Debt	80,000	(5,000)	290,000	(57,000)
Capitalized Debt Issuance Costs	(11,710)	—	(13,696)	(10,409)
Stock-Based Compensation Tax Benefit	108	13,085	108	13,085
Dividends Paid	(3,119)	(3,110)	(9,348)	(9,323)
Other	(1)	(67)	(36)	83

Net Cash Provided by (Used in) Financing	65,278	4,908	267,028	(63,564)

Net (Decrease) / Increase in Cash and Cash Equivalents	$(10,097)	$5,822	$(2,570)	$7,569

CABOT OIL & GAS RESULTS — Page 6

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
As Reported - Net Income	$3,898	$38,897	$54,277	$111,979
Reversal of Selected Items, Net of Tax:
Impairment of Oil & Gas Properties	22,189	—	22,189	—
(Gain) Loss on Sale of Assets (1)	(164)	(359)	(3,355)	1,270
Stock-Based Compensation Expense	2,370	3,323	5,847	10,414
Pension Expense (2)	3,838	—	3,838	—
Unrealized Loss (Gain) on Derivatives (3)	120	774	(100)	263

Net Income Excluding Selected Items	$32,251	$42,635	$82,696	$123,926

As Reported - Net Earnings Per Share	$0.04	$0.38	$0.52	$1.08
Per Share Impact of Reversing Selected Items	0.27	0.03	0.28	0.12

Net Earnings Per Share Including Reversal of Selected Items	$0.31	$0.41	$0.80	$1.20

Weighted Average Common Shares Outstanding	103,955	103,647	103,889	103,603

(1)

The gain on sale of assets in 2010 primarily relates to the sale of the Woodford Shale Prospect offset by a charge related to properties sold in the third quarter. The loss on sale in 2009 primarily relates to the sale of our Canadian properties in April 2009, partially offset by a gain on sale of assets from the first quarter 2009 sale of Thornwood properties in the North region. The loss on sale of assets for the three and nine months ended September 30, 2009 considers a tax benefit associated with foreign tax credits.

(2)

On July 28, 2010, the Company notified its employees of its plan to terminate its qualified and non-qualified pension plans, effective September 30, 2010. This amount represents curtailment losses related to the plan terminations and expenses related to the acceleration of amortization of prior service costs and actuarial losses over the expected amortization period until final distribution of assets from each plan. Pension expense is included in General and Administrative Expense in the Condensed Consolidated Statement of Operations.

(3)

This unrealized loss (gain) on derivatives is included in Natural Gas Production Revenues in the Condensed Consolidated Statement of Operations and represents the mark to market change related to the Company’s natural gas basis swaps.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Discretionary Cash Flow
As Reported - Net Income	$3,898	$38,897	$54,277	$111,979
Plus / (Less):
Unrealized Loss (Gain) on Derivatives	193	1,233	(162)	418
Impairment of Oil & Gas Properties	35,789	—	35,789	—
Income Charges Not Requiring Cash	90,182	68,418	248,761	208,861
(Gain) Loss on Sale of Assets	(265)	(572)	(5,411)	3,283
Deferred Income Tax Expense	1,374	36,521	30,465	74,773
Exploration Expense	1,969	14,395	10,473	31,258

Discretionary Cash Flow	133,140	158,892	374,192	430,572
Changes in Assets and Liabilities	(8,797)	(29,062)	(6,592)	(357)
Stock-Based Compensation Tax Benefit	(108)	(13,085)	(108)	(13,085)

Net Cash Provided by Operations	$124,235	$116,745	$367,492	$417,130

Net Debt Reconciliation

(In thousands)

	September 30, 2010	December 31, 2009

Current Portion of Long-Term Debt	$75,000	$—
Long-Term Debt	$1,020,000	$805,000

Total Debt	$1,095,000	$805,000
Stockholders’ Equity	1,843,338	1,812,514

Total Capitalization	$2,938,338	$2,617,514

Total Debt	$1,095,000	$805,000
Less: Cash and Cash Equivalents	(37,588)	(40,158)

Net Debt	$1,057,412	$764,842

Net Debt	$1,057,412	$764,842
Stockholders’ Equity	1,843,338	1,812,514

Total Adjusted Capitalization	$2,900,750	$2,577,356

Total Debt to Total Capitalization Ratio	37.3%	30.8%
Less: Impact of Cash and Cash Equivalents	0.8%	1.1%

Net Debt to Adjusted Capitalization Ratio	36.5%	29.7%